Exhibit 99.1

THIS PROMISSORY NOTE IS A SECURITY THAT HAS NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND SUCH LAWS AND THE RESPECTIVE RULES AND REGULATIONS THEREUNDER.

UNSECURED 5% PROMISSORY NOTE

$1,006,978.08	January 30, 2012

FOR VALUE RECEIVED, STANFORD ENERGY, INC., a Texas corporation (the “Maker”), with a principal business office located at 6555 South Lewis Street, Tulsa, OK 74136, hereby promises to pay to the order of RING ENERGY, INC., a Nevada corporation, with a principal business office at 18 ½ East State Street, Suite 202, Redlands, CA  92373, or any assignee of this Note who is registered as the owner of this Note by the Maker on a register maintained for that purpose (hereafter referred to as the “Payee”), the principal sum of One Million Six Thousand, Nine Hundred Seventy-Eight Dollars and Eight Cents ($1,006,978.08), together with interest accrued on the principal amount outstanding from time to time after the date hereof.  A permitted assignee of the Payee shall have the right to have a new Note of like tender issued and registered in such assignee’s name upon surrender of this Note, endorsed for transfer to the assignee.  This Note evidences the following cash advances made by the Payee to the Maker, together with interest at the rate of 5% from the date of each advance:  $588,000 on November 29, 2011; $92,000 on December 9, 2011; $120,000 on December 16, 2011; $50,000 on December 28, 2011; $50,000 on January 2, 2012; $50,000 on January 17, 2012; and $50,000 on January 18, 2012.

The principal of this Note, together with all interest then accrued thereon, shall be payable on or before January 31, 2013 (the “Due Date”).  Interest on the principal amount outstanding of this Note shall accrue beginning the date of this Note, and shall be paid on the Due Date at the rate of 5% per annum.

The principal and interest of this Note may be prepaid in whole or in part, without premium or penalty.

All principal and interest payments hereunder are payable in lawful money of the United States of America to the Payee at the address first shown above, or at such other address as may be directed by Payee, in immediately available funds.

The maker hereby waives presentment, demand, dishonor, protest, notice of protest, diligence, and any other notice or action otherwise required to be given or taken under the law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time, without in any way affecting the liability of the Maker.

In the event that (i) the Maker shall fail to pay when due, any payment of principal or interest due hereunder and such failure to pay is not cured within ten (10) days of the due date; (ii) be adjudicated as bankrupt or insolvent; (iii) file a voluntary petition in bankruptcy; (iv) take advantage of any bankruptcy or insolvency law or statute of the United States of America or any state or jurisdiction thereof now or hereafter in effect; (v) have a petition or proceeding filed against the Maker under any bankruptcy or insolvency law or statute of the United States of America or any state or jurisdiction thereof, which petition or proceeding is not dismissed within forty-five (45) days from the date of commencement thereof; or (vi) have a receiver, trustee, custodian, conservation or other person appointed by any court to take change of the Maker’s affairs, assets or business and such appointment is not vacated or discharged within forty-five (45) days thereafter; then, and upon the happening of any such event, the Payee, at Payee’s option, by written notice to the Maker, may declare the entire indebtedness evidenced by this Note immediately due and payable, whereupon the same shall forthwith mature and become immediately due and payable without presentment, demand, protest or further notice.

In the event that Maker shall fail to pay when due any principal or interest payment, and the Payee shall exercise or endeavor to exercise any of its remedies hereunder, the Maker shall pay all reasonable costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees, and the Payee may take judgment for all such amount in addition to all other sums due hereunder.

No consent or waiver by the Payee with respect to any action or failure to act by Maker which, without such consent or waiver, would constitute a breach of any provision of this Note shall be valid and binding unless in writing and signed the Payee.

All agreements between the Maker and the Payee are expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the Payee is permitted to receive under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then without the necessity of any action by Payee or Maker, the obligation to be fulfilled automatically shall be reduced to the limit of such validity, and if from any circumstance the Payee should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance hereof, and not to the payment of interest.  As used herein the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which result in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date.  This provision shall control every other provision of all agreements between the Maker and the Payee.

This Note shall be governed and construed in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provisions.

If any covenant or other provision of the Note is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, all other covenants and provisions of the Note shall nevertheless remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision.

IN WITNESS WHEREOF, the Maker, by its duly authorized officer, has executed this Note as of the date first above written.

STANFORD ENERGY, INC.

By: /s/ William R. Broaddrick

       William R. Broaddrick, CFO

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